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                                AMERIKING, INC.

                CALCULATION OF RATIO OF EARNINGS TO FIXED CHARGES


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                                                               Dec. 26, 2000 to                  Dec. 28, 1999 to
                                                                Sept. 24, 2001                    Sept. 25, 2000
                                                          ----------------------------      -----------------------------
                                                           W/O PIK          With PIK          W/O PIK          With PIK
                                                          Dividends         Dividends        Dividends         Dividends
                                                         -----------       -----------      -----------      ------------
EARNINGS
Income (loss) before income taxes benefit                (37,596,000)      (37,596,000)      (8,300,000)      (8,300,000)
Interest expense                                          19,087,000        19,087,000       16,483,000       16,483,000
Amortization of deferred finacing costs                      606,000           606,000          690,000          690,000
Portion of rents representative of interest                7,798,000         7,798,000        7,432,000        7,432,000
Preferred stock PIK dividends                                      -           490,000                -          462,000
                                                         -----------       -----------       ----------       ----------
Total earnings                                           (10,105,000)       (9,615,000)      16,305,000       16,767,000
                                                         -----------       -----------       ----------       ----------

FIXED CHARGES
Interest expense                                          19,087,000        19,087,000       16,483,000       16,483,000
Amortization of deferred financing costs                     606,000           606,000          690,000          690,000
Portion of rents representative of interest                7,798,000         7,798,000        7,432,000        7,432,000
Preferred stock PIK dividends                                      -           490,000                -          462,000
Total Fixed Charges                                       27,491,000        27,981,000       24,605,000       25,067,000
                                                         -----------       -----------       ----------       ----------
RATIO OF EARNINGS TO FIXED CHARGES                             (0.37)            (0.34)            0.66             0.67
                                                         -----------       -----------       ----------       ----------
INSUFFICIENT EARNINGS TO COVER FIXED CHARGES             (37,596,000)      (37,596,000)      (8,300,000)      (8,300,000)
                                                         -----------       -----------       ----------       ----------
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